Exhibit 14(b)

INDEPENDENT AUDITORS' CONSENT



We consent to the use in the Registration Statement File 811-5603 on Form N-14 of Merrill Lynch World Income Fund, Inc. of our report dated February 14, 2002 for Merrill Lynch Emerging Markets Debt Fund, Inc. (the "Fund") appearing in the December 31, 2001 Annual Report of the Fund and to the references to us under the caption "COMPARISON OF THE FUNDS - Financial Highlights - Emerging Markets" and "EXPERTS", appearing in the Proxy Statement and Prospectus, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP

New York, New York
October 11, 2002